EXHIBIT 3(b)

As amended and restated through May 19, 2016

BY-LAWS

of

KATE SPADE & COMPANY

(A Delaware Corporation)

ARTICLE I

Offices

Section 1.        Offices.  The corporation shall maintain a registered office in the State of Delaware as required by law.  The corporation may also have an office or offices at such other place or places, within or without the State of Delaware, as the Board of Directors may from time to time designate.

ARTICLE II

Stockholders

Section 1.        Place of Meetings.  Meetings of stockholders shall be held at such place, either within or without the State of Delaware, as the Board of Directors may from time to time designate.

Section 2.        Annual Meetings.  Annual meetings of stockholders shall be held on such date during the month of April, May or June of each year and at such time as the Board of Directors shall from time to time designate.  Except as otherwise provided in the certificate of incorporation, at each annual meeting the stockholders shall elect a class of the Board of Directors to hold office for a term expiring at the next succeeding annual meeting and transact such other business as may be properly brought before the meeting.

Section 3.        Special Meetings.

(a)        Unless otherwise prescribed by law or the Restated Certificate of Incorporation (such certificate, as amended from time to time, including resolutions adopted from time to time by the Board of Directors establishing the designation, rights, preferences and other terms of any class or series of capital stock, the “certificate of incorporation”) special meetings of the stockholders may be called only by (i) the Board of Directors or (ii) the Secretary of the corporation, in the case of clause (ii) at the written request of stockholders that own of record not less than 25% of the capital stock of the corporation entitled to vote generally in the election of directors and which request complies with the procedures set forth herein for calling a special meeting of stockholders. Only such business shall be conducted at a special meeting of the stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of the meeting.

(b)        A stockholder request for a special meeting shall state the purpose or purposes of the proposed meeting, be directed and delivered to the Secretary and shall be signed and dated by each stockholder, or duly authorized agent of such stockholder, requesting the special meeting and shall be accompanied by the information described in Section 10(b)(i), Section 10(b)(ii) and Section 12(a) of this Article II, as applicable and assuming each such requesting stockholder has made a proposal thereunder, as to any business proposed to be conducted and any nominations proposed to be presented at such special meeting and as to the stockholder(s) requesting the special meeting, which accompanying information shall be true and correct as of the date of the request.  The requesting stockholders shall further update and supplement such accompanying information, if necessary, so that such accompanying information shall be true and correct as of the record date for such special meeting.  A special meeting requested by stockholders shall be held on such date and at such time and place as shall be determined by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the request to call the special meeting is received by the Secretary.  Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if (i) the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law, (ii) the Board of Directors has called or calls for an annual meeting of stockholders to be held within ninety (90) days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such annual meeting includes (among any other matters properly brought before the annual meeting) the business specified in the stockholders’ request or (iii) an annual or special meeting that included the business specified in the request (as determined in good faith by the Board of Directors) was held not more than ninety (90) days before the request to call the special meeting was received by the Secretary.

(c)        A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the secretary, and if, following such revocation there are un-revoked requests from stockholders holding of record in the aggregate less than the requisite number of shares of capital stock entitling such stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting. If none of the stockholders who submitted the request for a special meeting appears or sends a qualified representative to present the nominations proposed to be presented or other business proposed to be conducted at the special meeting, or if the stockholders who submitted the request for the special meeting do not own of record, at the time of the special meeting, not less than 25% of the capital stock of the corporation entitled to vote generally in the election of directors, the corporation need not present such nominations or other business for a vote at such meeting.

(d)       Business transacted at all special meetings shall be confined to the matters stated in the notice of special meeting.  Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

(e)        Notwithstanding the foregoing provisions of this Section 3 of Article II, a stockholder shall also comply with all applicable requirements of the Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder with respect to the matters set forth in this Section 3 of Article II; provided, however, that any references in this Section 3 of Article II to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business or nominations to be considered pursuant to this Section 3 of Article II.  Nothing in this Section 3 of Article II shall be deemed to affect any rights of the holders of any series of Preferred Stock if and to the extent provided for under law, the certificate of incorporation or these by-laws.

Section 4.        Notice of Meetings.  Written notice of each meeting of the stockholders stating the place, date and hour of the meeting shall be given by or at the direction of the Board of Directors to each stockholder entitled to vote at the meeting at least ten, but not more than sixty, days prior to the meeting.  Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is called.

Section 5.        Quorum; Adjournments of Meetings.  The holders of a majority of the issued and outstanding shares of the capital stock of the corporation entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.  Whether or not a quorum is present, the chairman of the meeting, or the stockholders entitled to vote thereat, present or represented by proxy, holding shares representing at least a majority of the votes so present or represented by proxy and entitled to be cast thereon, shall have the power to adjourn the meeting from time to time, without notice other than, except as required by law, announcement at the meeting of the date, time, and place of the adjourned meeting.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.  If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled thereto.  When a quorum is once present, it is not broken by subsequent withdrawal of any stockholder.

Section 6.        Voting.  (a)  At any meeting of stockholders every registered owner of shares entitled to vote may vote in person or by proxy.  At any meeting of stockholders, or for purposes of action by written consent, every registered owner of shares entitled to vote, except as otherwise provided by law, in the certificate of incorporation or these by-laws, shall have one vote for each such share standing in his name on the books of the corporation.

(b)        Except as provided in the certificate of incorporation, a nominee for director shall be elected to the Board of Directors by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present;  provided, however, that if the number of nominees exceeds the number of directors to be elected as of the date that is ten days prior to the date that the corporation first mails its notice of meeting for such meeting to the stockholders, then the directors shall be elected by the vote of a plurality of the votes of the shares present in person or represented by proxy at any such meeting and entitled to vote on the election of directors.  For purposes of this Section 6 of Article II, a majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as a vote cast with respect to that director).

(c)        Except as otherwise required by law, the certificate of incorporation or these by-laws, all matters brought before any meeting of the stockholders, other than the election of directors, shall be decided by a vote of the holders of a majority of shares of stock of the corporation present in person or by proxy at such meeting and voting thereon, a quorum being present.

Section 7.        Inspectors of Election.

(a)        The Board of Directors, or, if the Board of Directors shall not have made the appointment, the chairman presiding at any meeting of stockholders, shall have power to appoint two or more persons to act as inspectors of election at the meeting or any adjournment thereof, but no candidate for the office of director shall be appointed as an inspector at any stockholders’ meeting at which directors are to be elected.

(b)        In the event of the delivery, in the manner provided by Section 17 of this Article II and applicable law, to the corporation of a written consent or written consents to take corporate action and/or any related revocation or revocations, the corporation shall appoint one or more inspectors of election for the purpose of performing promptly a ministerial review of the validity of the consents and revocations.  For the purpose of permitting the inspectors to perform such review, no action by written consent and without a meeting shall be effective until such inspectors have completed their review, determined that the requisite number of valid and unrevoked consents delivered to the corporation in accordance with Section 17 of this Article II and applicable law have been obtained to authorize or take the action specified in the consents, and certified such determination for entry in the records of the corporation kept for the purpose of recording the proceedings of meetings of stockholders.  Nothing contained herein shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

Section 8.        Chairman of Meetings.  The Chief Executive Officer or the Chairman of the Board of Directors shall preside at all meetings of the stockholders.  In the absence of both the Chief Executive Officer and the Chairman of the Board of Directors, a majority of the members of the Board of Directors present in person at such meeting may appoint any other officer or director to act as chairman of the meeting.

Section 9.        Secretary of Meetings.  The Secretary of the corporation shall act as secretary of all meetings of the stockholders.  In the absence of the Secretary, the chairman of the meeting shall appoint any other person to act as Secretary of the meeting.

Section 10.      Advance Notice of Stockholder Proposed Business at Annual Meetings.

(a)        To be properly brought before an annual meeting of the stockholders, the proposal of business (other than the nomination of a person for election as a director, which is governed by Section 12 and Section 13 of this Article II and Article Sixth of the certificate of incorporation), must be either (i) specified in the notice of meeting (or supplement thereto) given by or at the direction of the Board of Directors or (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or any committee thereof) or (iii) otherwise properly brought before the meeting by any stockholder of the corporation (A) who was a stockholder of record of the corporation at the time the notice provided for in this Section 10 of Article II is delivered to the Secretary and at the time of the annual meeting, (B) who is entitled to vote at the meeting, and (C) who complies with the notice procedures set forth in this Section 10 of Article II.  Except as otherwise provided in Section 3 of this Article II, the foregoing clause (iii) shall be the exclusive means for a stockholder to submit such business before any meeting of stockholders of the corporation (other than matters properly brought under Rule 14a-8 under the Exchange Act).  For any business to be properly brought before an annual meeting by a stockholder (other than the nomination of a person for election as a director, which is governed by Section 12 and Section 13 of this Article II and Article Sixth of the certificate of incorporation), the stockholder must have given, in proper form, timely notice thereof in writing to the Secretary of the corporation and any such proposed business must be a proper matter for stockholder action.  To be timely for the purposes of this Section 10 of Article II, a stockholder’s notice must be made in writing and delivered or mailed by first class United States mail, postage prepaid to the Secretary of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by the corporation.  In no event shall any adjournment or postponement of an annual meeting for which notice has been given or the public announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 10 of Article II.

(b)        To be in proper form for the purposes of this Section 10 of Article II, each stockholder’s notice shall set forth (as of the date of the stockholder’s notice, as updated and supplemented as provided in this Section 10 of Article II):

(i)         as to any business that the stockholder proposes to bring before an annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the by-laws of the corporation, the language of the proposed amendment), (C) the reasons for conducting such business at the annual meeting, (D) any direct or indirect material interest in such business (whether by security holdings or otherwise) of any Proponent Person (as defined below) and (E) any other information relating to any Proponent Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the proposal pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

(ii)        as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the proposal of business is made, and any person controlling, directly or indirectly, or acting in concert with, such stockholder and/or such beneficial owner, or any associate of such person (each a, “Proponent Person”) (A) the name and address of such stockholder, as they appear on the corporation’s books, and of any other Proponent Person, (B) the class or series and number of shares of capital stock of the corporation which are owned beneficially and of record by any Proponent Person, (C) a description of any agreement, arrangement or understanding with respect to the proposal between or among any Proponent Person, (D) a description of any agreement, arrangement or understanding (with respect to any derivative, swap or other transaction) that has been entered into, directly or indirectly, by, or on behalf of, any Proponent Person, the effect or intent of which is to give any Proponent Person the economic benefits and risks similar to ownership of shares of capital stock of the corporation, including any opportunity to profit or otherwise benefit (or be subject to risk) by virtue of the value of such derivative, swap or other transaction being determined by reference to the price, value or volatility of any such shares (“Derivative Arrangements”), (E) a description of any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement or understanding pursuant to which any Proponent Person has a right to vote any shares of capital stock of the corporation, including rights arising from or in connection with any borrowing or lending of such shares, (F) a description of any agreement, arrangement or understanding, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, that has been entered into, directly or indirectly, by, or on behalf of, any Proponent Person, the effect or intent of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of capital stock of the corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, any such Proponent Person with respect to such shares, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of such shares (“Short Interests”), (G) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business; (H) a representation whether any Proponent Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal at an annual meeting and/or (2) otherwise to solicit proxies from stockholders in support of such proposal and (I) in the case of a beneficial owner, evidence establishing such beneficial owner’s indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual or special meeting of the stockholders, provided any disclosure pursuant to the foregoing clauses (A) through (H) shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proponent Person solely as a result of being the stockholder directed to prepare and submit the notice required by this Section 10 of Article II on behalf of a beneficial owner.  The notice requirements applicable to this Section 10 of Article II shall be deemed satisfied by a stockholder with respect to business (other than a nomination) if the stockholder has notified the corporation of its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting.

(c)        Derivative Arrangements shall be disclosed pursuant to the forgoing provision of Section 10(b) of this Article II without regard to whether (i) the derivative, swap or other transactions convey any voting rights in shares of capital stock of the corporation to any Proponent Person that has entered into, directly or indirectly, any such Derivative Arrangement, (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares, or (iii) any Proponent Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions.

(d)       A stockholder giving notice of a proposal of business pursuant to this Section 10 of Article II shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting.

(e)        Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders to present proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation.

(f)        Notwithstanding the foregoing provisions of this Section 10 of Article II, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 10 of Article II; provided, however, that any references in this Section 10 of Article II to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Section 10 of Article II.  Nothing in this Section 10 of Article II shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock if and to the extent provided for under law, the certificate of incorporation or these by-laws.

Section 11.      Eligibility to Make Nominations. Nominations of candidates for election as directors at an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting may be made (a) by or at the direction of the Board of Directors, (b) by any stockholder entitled to vote at such meeting who complies with the procedures established by Section 12 of this Article II and Article Sixth of the certificate of incorporation, or (c) in the case of an annual meeting of stockholders, by any stockholder (or group of stockholders) who meets the requirements of and complies with the procedures established by Section 13 of this Article II. In order to be eligible for election as a director, any director nominee must first be nominated in accordance with the provisions of these by-laws.

Section 12.      Advance Notice of Stockholder Nomination for Election of Board of Directors.

(a)        In addition to any other applicable requirements, for a nomination to be made by a stockholder pursuant to Article Sixth of the certificate of incorporation and this Section 12 of Article II, such stockholder must have given timely notice thereof in proper written form to the Secretary of the corporation.  To be timely, such stockholder’s notice must be received by the Secretary at the principal executive offices of the corporation: (i) in the case of an annual meeting of stockholders, not less than 60 days and not more than 90 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such notice to be timely must be delivered (1) not less than the later of (x) 60 days prior to such annual meeting and (y) 10 days following the day on which public announcement of the date of the such annual meeting is first made by the corporation and (2) not more than 90 days prior to such annual meeting, and (ii) in the case of a special meeting of stockholders, (1) not less than the later of (x) 60 days prior to such special meeting and (y) 10 days following the day on which public announcement of such meeting is first made by the corporation and (2) not more than 90 days prior to such special meeting.  In no event shall any adjournment or postponement of a meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of the notice pursuant to this Section 12 of Article II.  To be in proper form, such stockholder’s notice to the Secretary shall set forth as of the date of the stockholder’s notice, as updated and supplemented as provided in this Section 12 of Article II:

(i)         the information required to be provided by the stockholder to the Secretary pursuant to Article Sixth of the certificate of incorporation;

(ii)        as to each person whom the stockholder proposes to nominate for election or re-election as a director, (A) any information, not required under Article Sixth of the certificate of incorporation, relating to such person that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (B) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

(iii)       as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination is made, and any person controlling, directly or indirectly, or acting in concert with, such stockholder and/or such beneficial owner, or any associate of such person (each a, “Nominating Person”) (A) the name and record address of the stockholder, as they appear on the corporation’s books, and of any other Nominating Person, (B) the class or series and number of shares of capital stock of the corporation which are owned of record and beneficially by any Nominating Person, (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Nominating Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (D) a description of any Derivative Arrangement that has been entered into, directly or indirectly, by, or on behalf of, any Nominating Person, (E) a description of any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement or understanding pursuant to which any Nominating Person has a right to vote any shares of capital stock of the corporation, including rights arising from or in connection with any borrowing or lending of such shares, (F) a description of any Short Interest that has been entered into, directly or indirectly, by, or on behalf of, any Nominating Person, (G) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (H) any other information relating to any Nominating Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (I) a representation whether any Nominating Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect the nominee and/or (2) otherwise to solicit proxies from stockholders in support of such nomination and (J) in the case of a beneficial owner, evidence establishing such beneficial owner’s indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual or special meeting of the stockholders, provided any disclosure pursuant to the foregoing clauses (A) through (I) shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Nominating Person solely as a result of being the stockholder directed to prepare and submit the information required by this Section 12 of Article II on behalf of a beneficial owner.  The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation and the impact that such service would have on the ability of the corporation to satisfy the requirements of laws, rules, regulations and listing standards applicable to the corporation or its directors.

(b)        Derivative Arrangements shall be disclosed pursuant to the forgoing provision of Section 12(a)(iii) of this Article II without regard to whether (i) the derivative, swap or other transactions convey any voting rights in shares of capital stock of the corporation to any Nominating Person that has entered into, directly or indirectly, any such Derivative Arrangement, (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares, or (iii) any Nominating Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions.

(c)        A stockholder giving notice of nomination pursuant to this Section 12(a)(iii) of Article II shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting.

(d)       Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting or a special meeting of stockholders of the corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation.

(e)        Notwithstanding the foregoing provisions of this Section 12 of Article II, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12 of Article II; provided, however, that any references in this Section 12 of Article II to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 12 of Article II.  Nothing in this Section 12 of Article II shall be deemed to affect any rights of the holders of any series of Preferred Stock if and to the extent provided for under law, the certificate of incorporation or these by-laws.

(f)        No stockholder, other than the stockholders requesting a special meeting pursuant to Section 3 of this Article II, shall be permitted to submit nominations at any special meeting of the stockholders requested by stockholders pursuant to Section 3 of this Article II.

Section 13.      Proxy Access for Director Nominations.

(a)        Information to be Included in the Corporation’s Proxy Materials.  Subject to the provisions of this Section 13 of Article II, for each annual meeting of stockholders, the corporation shall include in its proxy statement and in its form of proxy for such annual meeting, in addition to any information relating to any persons nominated for election by or at the direction of the Board of Directors (or any committee thereof), the name and the Required Information (as defined in Section 13(b) of this Article II) of any person nominated for election to the Board of Directors who satisfies the eligibility requirements in this Section 13 of Article II (a “Proxy Access Nominee”) and who is identified in a proper written notice (the “Proxy Access Notice”) that complies with, and is timely delivered pursuant to this Section 13 of Article II by an Eligible Stockholder (as defined in Section 13(c) of this Article II), who expressly elects at the time of delivering the Proxy Access Notice to have such Proxy Access Nominee included in the corporation’s proxy materials.  Notwithstanding anything to the contrary contained in this Section 13 of Article II, the corporation may omit from its proxy materials any information or Supporting Statement (as defined in Section 13(i) of Article II) that it, in good faith, believes is false or misleading, or omits to state any material fact, or without factual foundation, directly or indirectly, impugns the character, integrity or personal reputation of or makes charges concerning improper, illegal or immoral conduct or associations with respect to any person or would violate any applicable law or regulation.

(b)        Definition of Required Information. For the purposes of this Section 13 of Article II, the “Required Information” that the corporation shall include in its proxy statement is (i) the information concerning the Proxy Access Nominee and the Eligible Stockholder that is required to be disclosed in the corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) if the Eligible Stockholder so elects, a Supporting Statement. Nothing in this Section 13 of Article II shall limit the corporation’s ability to solicit against or for, and include in its proxy materials its own statements relating to, any Eligible Stockholder or Proxy Access Nominee.

(c)        Definition of Eligible Stockholder. For the purposes of this Section 13 of Article II, an “Eligible Stockholder” is a stockholder or group of no more than 20 stockholders (counting as one stockholder, for this purpose, any two or more funds that are part of the same Qualifying Fund Group (as defined below)) that (i) has owned (as defined in Section 13(e) of Article II) a number of shares of stock of the corporation that represents at least three percent (3%) of the voting power of all shares of stock of the corporation issued and outstanding and entitled to vote in the election of directors continuously for at least three (3) years (the “Minimum Holding Period”) as of the date the Proxy Access Notice is received by the Secretary at the principal executive offices of the corporation in accordance with this Section 13 of Article II and as of the record date for determining stockholders entitled to vote at the meeting (the “Required Shares”), (ii) continues to own the Required Shares through the date of the annual meeting and (iii) satisfies all other requirements of, and complies with all applicable procedures set forth in, this Section 13 of Article II. Whenever the Eligible Stockholder

consists of a group of stockholders (including a group of funds that are part of the same Qualifying Fund Group), (x) each provision in this Section 13 of Article II that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each such stockholder (including each individual fund) that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate the shares that each member has owned continuously for the Minimum Holding Period in order to meet the three percent ownership requirement of the “Required Shares” definition) and (y) a breach of any obligation, agreement or representation under this Section 13 of Article II by any member of such group shall be deemed a breach by the Eligible Stockholder; provided, that a breach of any obligation, agreement or representation under this Section 13 of Article II by any member of such group shall not be deemed to be a breach by the Eligible Stockholder if the group of stockholders otherwise comprising the Eligible Stockholder excluding the breaching member satisfy each obligation, agreement and representation in this Section 13 of Article II, in which event such breaching member shall be excluded from the group comprising the Eligible Stockholder. No person may be a member of more than one group of stockholders constituting an Eligible Stockholder with respect to any annual meeting.  A record holder acting on behalf of a beneficial owner will not be counted separately as a stockholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this Section 13(c) of Article II for purposes of determining the number of stockholders whose holdings may be considered as part of an Eligible Stockholder’s holdings. For the avoidance of doubt, Required Shares will qualify as such, if and only if, the beneficial owner of such shares as of the date of the Proxy Access Notice has itself beneficially owned such shares continuously for the three-year period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met).

(d)       Definition of Qualifying Fund Group.  For the purposes of this Section 13 of Article II, a “Qualifying Fund Group” means two or more funds that are (i) under common management and investment control or (ii) under common management and funded primarily by the same employer.

(e)        Definition of Ownership.  For the purposes of this Section 13 of Article II, a stockholder shall be deemed to “own” only those outstanding shares of stock of the corporation as to which the stockholder possesses both (i) the full voting and investment rights pertaining to such shares, and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided, that, the number of shares calculated in accordance with the foregoing shall not include any shares (A) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, (B) borrowed by such stockholder or any of its affiliates for any purpose or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or affiliate, other than any such arrangements solely involving an exchange listed multi-industry market index fund in which stock of the corporation represents at the time of entry into such arrangement less than 10% of the proportionate value of such index.  A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares.  A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has: (i) delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the stockholder without condition or (ii) loaned such shares provided that the stockholder has the power to recall such loaned shares and recalls such loaned securities upon being notified that any of the Proxy Access Nominees will be included in the corporation’s proxy materials and continues to hold such recalled shares through the date of the annual meeting.  The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.  For the purposes of this Section 13 of Article II, “affiliate” shall have the meaning ascribed thereto under the Exchange Act.

(f)        Notice Period.  To be timely under this Section 13 of Article II, the Proxy Access Notice must be received by the Secretary at the principal executive offices of the corporation not less than 120 days and not more than 150 days in advance of the anniversary of the date the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the Eligible Stockholder to be timely must be so delivered (1) not less than the later of (x) 90 days prior to such annual meeting and (y) 10 days following the day on which public announcement of the date of the such annual meeting is first made by the corporation and (2) not more than 120 days prior to such annual meeting.  In no event shall any adjournment or postponement of an annual meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of the Proxy Access Notice pursuant to this Section 13 of Article II.

(g)        Form of Notice. To be in proper written form, the Proxy Access Notice must include or be accompanied by the following:

(i)         a written statement by the Eligible Stockholder certifying as to the number of shares it owns and has owned continuously for the Minimum Holding Period (as defined in Section 13(c) of this Article II), and the Eligible Stockholder’s agreement to provide (A) within five business days following the later of the record date for the annual meeting or the date notice of the record date is first publicly disclosed, a written statement by the Eligible Stockholder certifying as to the number of shares it owns and has owned continuously through the record date and (B) immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the annual meeting;

(ii)        one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Proxy Access Notice is delivered to or mailed and received by the Secretary of the corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five business days following the later of the record date for the annual meeting or the date notice of the record date is first publicly disclosed, one or more written statements from the record holder and such intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date;

(iii)       a copy of the Schedule 14N that has been or is concurrently being filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(iv)       the information, statements, representations, agreements and other documents that would be required to be set forth in or included with a stockholder’s notice of nomination pursuant to Section 12(a) of this Article II;

(v)        as to each Proxy Access Nominee, (A) an executed agreement, in a form reasonably deemed satisfactory by the Board of Directors or its designee (which form shall be provided by the corporation reasonably promptly upon written request of a stockholder), pursuant to which such Proxy Access Nominee (w) consents to being named in the corporation’s proxy statement and form of proxy (and will not agree to be named in any other person’s proxy statement or form of proxy) as a nominee and to serving as a director of the corporation if elected, (x) represents and agrees that he or she is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such Proxy Access Nominee, if elected as a director of the corporation, will act or vote on any issue or question that has not been disclosed therein, (y) represents and agrees that he or she is not and will not become a party to any agreement, arrangement or understanding with any person other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (z) represents and agrees in such Proxy Access Nominee’s individual capacity and on behalf of the Eligible Stockholder, that such Proxy Access Nominee would be in compliance, if elected as a director of the corporation, and will comply with, applicable law and all applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the corporation; (B) a description of each Derivative Arrangement and Short Interest that has been entered into, directly or indirectly, by, or on behalf of, each Proxy Access Nominee;

(C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Eligible Stockholder, such Proxy Access Nominee or their respective associates, or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Eligible Stockholder or its affiliates or any person acting in concert therewith, were the “registrant” for purposes of such rule and the person were a director or executive of such registrant; and (D) any other information relating to the Proxy Access Nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(vi)       an executed agreement, in a form reasonably deemed satisfactory by the Board of Directors or its designee (which form shall be provided by the corporation reasonably promptly upon written request of a stockholder), pursuant to which the Eligible Stockholder (A) agrees to continue to hold the Required Shares through to the date of the annual meeting; (B) represents that it acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the corporation, and does not presently have such intent; (C) represents and agrees that it has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Proxy Access Nominee(s) it is nominating pursuant to this Section 13 of Article II; (D) represents and agrees that it has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Proxy Access Nominee(s) or a nominee of the Board of Directors; (E) represents and agrees that it has not distributed and will not distribute to any stockholder of the corporation any form of proxy for the annual meeting other than the form distributed by the corporation; (F) represents and agrees that it has complied and will comply with all laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting; (G) represents and agrees that it has provided and will provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and does not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; (H) agrees to assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the corporation or out of the information that the Eligible Stockholder provided to the corporation, (I) agrees to indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 13 of Article II or any solicitation or other activity in connection therewith and (J) agrees to file with the SEC any solicitation or other communication with the stockholders of the corporation relating to the meeting at which its Proxy Access Nominee(s) will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act;

(vii)                      in the case of a nomination by a group of stockholders together constituting an Eligible Stockholder, the designation by all group members of one member of the group that is authorized to receive communications, notices and inquiries from the corporation and to act on behalf of all members of the group with respect to all matters relating to the nomination under this Section 13 of Article II (including withdrawal of the nomination); and

(viii)                  in the case of a nomination by a group of stockholders together constituting an Eligible Stockholder in which two or more funds that are part of the same Qualifying Fund Group are counted as one stockholder for purposes of qualifying as an Eligible Stockholder, documentation reasonably satisfactory to the corporation that demonstrates that the funds are part of the same Qualifying Fund Group.

(h)                              Additional Required Information.  In addition to the information required pursuant to Section 13(g) and this Section 13(h) of Article II or any other provision of these by-laws, (i) the corporation may require any proposed Proxy Access Nominee to furnish any other information (A) that may reasonably be required by the corporation to determine whether the Proxy Access Nominee would be independent under the Independence Standards (as defined in Section 13(l) of this Article II), (B) that could reasonably be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proxy Access Nominee, (C) that may reasonably be required by the corporation to determine the eligibility of such Proxy Access Nominee to serve as a director of the corporation or (D) as may otherwise be reasonably requested, and (ii) the corporation may require the Eligible Stockholder to furnish any other information that may reasonably be required by the corporation to verify the Eligible Stockholder’s continuous ownership of the Required Shares for the Minimum Holding Period or as may otherwise be reasonably requested.

(i)                                  Supporting Statement. The Eligible Stockholder may, at its option, provide to the Secretary of the corporation, at the time the Proxy Access Notice is provided, a written statement, not to exceed 500 words, in support of the Proxy Access Nominee(s)’ candidacy (a “Supporting Statement”). Only one Supporting Statement may be submitted by an Eligible Stockholder (including any group of stockholders together constituting an Eligible Stockholder) in support of its Proxy Access Nominee(s).

(j)                                  Permitted Number of Proxy Access Nominees.

(i)                                  The maximum number of Proxy Access Nominees nominated by all Eligible Stockholders that will appear in the corporation’s proxy materials with respect to an annual meeting of stockholders, shall not exceed the greater of (1) two and (2) 20% of the number of directors in office as of the last day on which a

Proxy Access Notice may be delivered pursuant to this Section 13 of Article II with respect to the annual meeting, or if such amount is not a whole number, the closest whole number below 20% (such number, as it may be adjusted pursuant to this Section 13(j) of Article II, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by (x) the number of individuals nominated for election or re-election to the Board of Directors for which the Secretary of the corporation has received one or more timely notices in proper written form pursuant to Section 12 of this Article II; (y) the number of individuals who will be included in the corporation’s proxy materials as nominees recommended by the Board of Directors pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of stock from the corporation by such stockholder or group of stockholders), and (z) the number of Proxy Access Nominees who were qualified for inclusion in the corporation’s proxy materials but whose nomination is subsequently withdrawn or whom the Board of Directors decides to nominate for election to the Board of Directors.

(ii)                              If one or more vacancies for any reason occur after the deadline in Section 13(f) of Article II for delivery of the Proxy Access Notice and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of Directors in office so reduced.  If the number of Proxy Access Nominees submitted by Eligible Stockholders pursuant to this Section 13 of Article II exceeds the Permitted Number, each Eligible Stockholder will select one Proxy Access Nominee for inclusion in the corporation’s proxy materials until the Permitted Number is reached, going in order of the number (largest to smallest) of shares of the corporation each Eligible Stockholder disclosed as owned in its respective Proxy Access Notice submitted to the corporation.  If the Permitted Number is not reached after each Eligible Stockholder has selected one Proxy Access Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(k)                              Correction of Defects. In the event that any information or communications provided by an Eligible Stockholder or a Proxy Access Nominee to the corporation or its stockholders ceases to be true and correct in all material respects or omits to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, such Eligible Stockholder or Proxy Access Nominee, as the case may be, shall promptly notify the Secretary of the corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood that providing such notification shall not be deemed to cure any such defect or limit the remedies available to the corporation relating to any such defect (including the right to omit a Proxy Access Nominee from its proxy materials pursuant to this Section 13 of Article II).

(l)                                  Proxy Access Nominee Eligibility.  Notwithstanding anything to the contrary contained in this Section 13 of Article II, the corporation shall not be required to include in its proxy materials, pursuant to this Section 13 of Article II, any Proxy Access Nominee (i) who would not be an independent director under the applicable rules and listing standards of the principal United States securities exchanges upon which the stock of the corporation is listed or traded, any applicable rules of the U.S. Securities and Exchange Commission (“SEC”) or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the corporation’s directors (collectively, the “Independence Standards”), (ii) whose election as a member of the Board of Directors would cause the corporation to be in violation of these by-laws, the certificate of incorporation, the rules and listing standards of the principal United States securities exchanges upon which the stock of the corporation is listed or traded, or any applicable state or federal law, rule or regulation, (iii) who is an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (iv) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years, (v) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, or (vi) who shall have provided any information to the corporation or its stockholders that was untrue in any material respect or that omitted to state a material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading, as determined by the Board of Directors.

(m)                          Effect of Invalid Nominations.  Notwithstanding anything to the contrary set forth herein, if (i) a Proxy Access Nominee and/or the applicable Eligible Stockholder breaches any of its agreements or representations or fails to comply with any of its obligations under this Section 13 of Article II or (ii) a Proxy Access Nominee otherwise becomes ineligible for inclusion in the corporation’s proxy materials pursuant to this Section 13 of Article II or dies, becomes disabled or otherwise becomes ineligible or unavailable for election at the annual meeting, in each case as reasonably determined by the Board of Directors or the chair of the annual meeting, (x) the corporation may omit or, to the extent feasible, remove the information concerning such Proxy Access Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its stockholders that such Proxy Access Nominee will not be eligible for election at the annual meeting, (y) the corporation shall not be required to include in its proxy materials any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder unless such successor or replacement nominee complies and such Eligible Stockholder complies with all of the applicable provisions of these By-laws for such successor or replacement nominee to be included in the proxy statement as a Proxy Access Nominee and (z) the Board of Directors or the chair of the annual meeting shall declare such nomination to be invalid and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation. In addition, if the Eligible Stockholder (or a qualified representative thereof) does not appear at the annual meeting to present any nomination pursuant to this Section 13 of Article II, such nomination shall be declared invalid and disregarded as provided in clause (z) above.

(n)                              Board Determinations Final and Binding. The Board of Directors (or any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 13 of Article II and to make any and all determinations necessary or advisable pursuant to Section 13 of Article II.  Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be binding on all persons, including the corporation and its stockholders (including any beneficial owners).

(o)                              Exclusive Method.  This Section 13 of Article II shall be the exclusive method for stockholders to include nominees for Director election in the corporation’s proxy materials.

Section 14.                        Definitions.  For purposes of this Article II (a) “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act; and (b) “beneficial ownership” shall have the meaning ascribed to it under Rule 13d-3 under the Exchange Act, provided that, notwithstanding Rule 13d-3(d)(1)(i), a person shall be deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security whether or not such right is exercisable within 60 days.

Section 15.                        Conduct of the Meeting.  The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting.  The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate.  Except to the extent inconsistent with the certificate of incorporation or such rules and regulations as adopted by the Board of Directors, the chairman at any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the security and proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants.  The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in Section 10 and Section 12 of this Article II and, if any proposed nomination or business is not in compliance with such Sections, to declare that such defective proposal or nomination shall be disregarded.  For purposes of this Article II, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

Section 16.                        Postponement of Meeting of Stockholders.  Subject to the provisions of the certificate of incorporation or applicable law, the Chairman of the Board of Directors or the Board of Directors shall have the power to postpone any meeting (including any reconvened meeting) of the stockholders of the corporation from time to time without notice (other than public announcement not less than 48 hours prior to the time of such meeting).

Section 17.                        Stockholder Action by Written Consent.

(a)                               Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such holders or may be effected by a consent in writing by stockholders as provided by, and subject to the limitations in, the certificate of incorporation and this Section 17.

(b)                              A request by a stockholder for a record date in accordance with Article Eighth of the Certificate of Incorporation must be delivered by the holders of record of at least 35% (the “Requisite Percentage”) of the voting power of the outstanding capital stock of the corporation entitled to express consent on the relevant action, must describe the action that the stockholder proposes to take by consent (the “Action”) and must contain (i) the text of the proposal (including the text of any resolutions to be effected by consent), (ii) the information required by Section 3(b) of this Article II, to the extent applicable, as though the stockholders making the request were making a special meeting request in furtherance of the Action, (iii) an acknowledgment by the stockholders making the request and the beneficial owners, if any, on whose behalf the request is being made that a disposition of shares of the corporation’s capital stock, owned of record or beneficially as of the date on which the request in respect of such shares is delivered to the Secretary, that is made at any time prior to the delivery of the first written consent with respect to the Action shall constitute a revocation of such request with respect to such disposed shares, (iv) a statement that the stockholder intends to solicit consents in accordance with Regulation 14A of the Exchange Act, without reliance on the exemption contained in Rule 14a-2(b)(2) of the Exchange Act and (v) documentary evidence that the stockholders making the request own the Requisite Percentage as of the date that the request is delivered to the Secretary; provided, however, that if the stockholders making the request are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the request must also include documentary evidence (or, if not simultaneously provided with the request, such documentary evidence must be delivered to the Secretary within 10 business days after the date on which the request is delivered to the Secretary) that the beneficial owners on whose behalf the request is made beneficially own the Requisite Percentage as of the date on which such request is delivered to the Secretary.  In addition, the requesting stockholders and the beneficial owners, if any, on whose behalf the request is being made shall promptly provide any other information reasonably requested by the corporation.

(c)                               In determining whether a record date has been requested by stockholders of record representing in the aggregate at least the Requisite Percentage, multiple requests delivered to the Secretary will be considered together only if each identifies substantially the same proposed action and includes substantially the same text of the proposal (in each case as determined in good faith by the Board of Directors).  Any stockholder may revoke a request with respect to his or her shares at any time by written revocation delivered to the Secretary.

ARTICLE III

Board of Directors

Section 1.                                Number of Directors.  The number of directors of the corporation (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voted separately as a class or classes) shall not be less than three nor more than fifteen, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the whole Board.

Section 2.                                Vacancies.  Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, shall be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next succeeding annual meeting and until their successors shall be elected and qualified.  No decrease in the number of directors shall shorten the term of any incumbent director.  Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

Section 3.                                Annual Meetings.  The annual meeting of each newly elected Board of Directors, of which no notice shall be necessary, shall be held immediately following the annual meeting of stockholders or any adjournment thereof at the place the annual meeting of stockholders was held at which such directors were elected, or at such other place as a majority of the members of the newly elected Board of Directors who are then present shall determine, for the organization present shall determine, for the organization of the Board of Directors, the election or appointment of officers of the corporation for the ensuing year and the transaction of such other business as may be properly brought before such meeting.

Section 4.                                Regular Meetings.  Regular meetings of the Board of Directors, other than the annual meeting, shall be held at such times and places either within or without the State of Delaware and on such notice, if any, as the Board of Directors may from time to time determine.

Section 5.                                Special Meetings.  Special meetings of the Board of Directors may be called by order of the President, Chief Executive Officer or the

Chairman of the Board of Directors, the Chief Executive Officer or a majority of the directors then in office.  Notice of the time and place of each special meeting shall be given by or at the direction of the person or persons calling the meeting by mailing the same at least three days before the meeting or by telephoning, telegraphing, emailing, using other electronic means of communication or delivering personally such notice at least twenty-four hours before the meeting to each director.  Except as otherwise specified in the notice thereof, or as required by law, the certificate of incorporation or these by-laws, any and all business of the corporation, may be transacted at any special meeting.

Section 6.                                Attendance by Communications Equipment.  Members of the Board of Directors or of any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or any such committee by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other.  Participation in any meeting by such means shall constitute presence in person at such meeting.  Any required notice of the place of the meeting at which participation is by means of conference telephone or similar communications equipment shall be sufficient if such notice designates as the place of the meeting the place at which one or more of the participants in the meeting is located at the time the meeting is held.

Section 7.                                Organization.  Every meeting of the Board of Directors shall be presided over by the President, or, in his absence, a Vice President.  In the absence of the President and any Vice President, a presiding officer shall be chosen by a majority of the directors present.  The Secretary of the corporation shall act as secretary of the meeting, but, in the Secretary’s absence, the presiding officer shall appoint any person to act as secretary of the meeting.

Section 8.                                Quorum; Vote.  A majority of the directors then in office (but in no event less than one-third of the whole Board) shall constitute a quorum for the transaction of business, but less than a quorum may adjourn any meeting to another time or place from time to time until a quorum shall be present, whereupon the meeting may be held, as adjourned, without further notice.  Except as otherwise required by law, the certificate of incorporation or these by-laws, all matters coming before any meeting of the Board of Directors shall be decided by the vote of a majority of the directors present at the meeting, a quorum being present.

Section 9.                                Compensation.  The directors shall receive such compensation for their services as directors and as members of any committee appointed by the Board of Directors as may be prescribed by the Board of Directors and shall be reimbursed by the corporation for ordinary and reasonable expenses incurred in the performance of their duties; the foregoing shall not be construed as prohibiting the payment to any director of compensation for services rendered in any other capacity.

Section 10.                        Resignation.  Any director may resign at any time.  Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the

Chairman of the Board of Directors, or if none, by the Chief Executive Officer, President or the Secretary.  The acceptance of a resignation shall not be necessary to make it effective unless so specified therein.

ARTICLE IV

Officers

Section 1.                                General.  The Board of Directors shall have the exclusive right to elect the officers of the corporation, which shall include a President, one or more Vice Presidents, a Secretary, a Treasurer and such other or additional officers (including, without limitation, one or more Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers) as the Board of Directors in its sole discretion may designate.

Section 2.                                Term of Office; Removal and Vacancy.  Each officer shall hold his office until his successor is elected and qualified or until his earlier resignation or removal.  Any officer may be removed from office, either with or without cause, at any time only by the affirmative vote of a majority of the whole Board.  A vacancy in any office arising from any cause may be filled for the unexpired portion of the term only by the Board of Directors.

Section 3.                                Powers and Duties.  Each of the officers of the corporation shall have such powers and duties as generally pertain to his or her respective office as well as such powers and duties as from time to time may be conferred upon him or her by the Board of Directors, except that such powers and duties may from time to time be expanded, restricted or limited only by the Board of Directors.  Unless otherwise determined by a majority of the Board of Directors after the adoption of these by-laws, the President shall be the chief executive officer of the corporation.

ARTICLE V

Capital Stock

Section 1.                                Certificates of Stock.  Certificates for stock of the corporation shall be in such form as the Board of Directors may from time to time prescribe and shall be signed by the Chairman, or the President or a Vice President and by the Treasurer, Assistant Treasurer, Secretary or Assistant Secretary of the corporation.  If certificates are signed by a transfer agent acting in behalf of the corporation, and a registrar, the signatures of the officers of the corporation may be facsimile.  In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is delivered, it may be issued and delivered by the corporation with the same effect as if he were such officer at the date of issue and delivery.  Notwithstanding the forgoing provisions regarding certificates for stock, the Board of Directors may provide that some or all of any or all classes or series of the corporation’s common or any preferred stock may be uncertificated.

Section 2.                                Appointment of Transfer Agent.  The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer and/or registration of certificates of stock of any class or series, and may require that stock certificates shall be countersigned and/or registered by one or more of such transfer agents and/or registrars.

Section 3.                                Transfer of Stock.  Shares of capital stock of the corporation shall be transferable on the books of the corporation only by the holder of record thereof, in person or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, with an assignment or power of transfer endorsed thereon or delivered therewith, duly executed, and with such proof of the authenticity of the signature and of authority to transfer, and of payment of transfer taxes, as the corporation or its agents may require.  Uncertificated shares of stock may be transferred in accordance with such rules and regulations as the Board of Directors may deem expedient concerning such transfer.

Section 4.                                Replacement of Certificates of Stock.  In case any certificate for the capital stock of the corporation shall be lost, stolen or destroyed, the corporation may require such proof of the fact and such indemnity to be given to it and/or to its transfer agent and/or registrar, if any, as shall be deemed necessary or advisable by it.

Section 5.                                Ownership of Stock.  The corporation shall be entitled to treat the holder of record of any share or shares of stock as the owner thereof in fact and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

Section 6.                                Fixing the Date for Determination of Stockholders of Record.  To determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or by written consent, or entitled to receive payment of any dividend or any other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix in advance a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.  A determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting.

ARTICLE VI

Miscellaneous

Section 1.                                Corporate Seal.  The seal of the corporation shall be circular in form and shall contain the name of the corporation and the year and state of incorporation.

Section 2.                                Fiscal Year.  The fiscal year of the corporation, which the Board of Directors shall have the power to fix, and from time to time to change, shall end on the Saturday closest to December 31 of each year, and the following fiscal year shall commence on the next following Sunday.

Section 3.                                Waiver of Notice.  Any notice required to be given under the provisions of these by-laws or otherwise may be waived by the stockholder, director, member of any committee or officer to whom such notice is required to be given, before or after the meeting or other action of which notice was required to be given.

ARTICLE VII

Amendments

These by-laws may be amended, altered, changed or repealed, or new by-laws (not inconsistent with any provision of law or the certificate of incorporation) may be adopted, by the affirmative vote of a majority of the whole Board at any meeting of the Board of Directors, subject to the power of the stockholders to amend, alter, change or repeal any by-law adopted, amended, changed or repealed by the Board of Directors.  Except as otherwise required by law or the certificate of incorporation, these by-laws may be amended, altered, changed or repealed, or new by-laws (not inconsistent with any provision of law or the certificate of incorporation) may be adopted, by the stockholders only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote thereon (considered as one class for purposes of this Article VII).  Notice of the proposal to adopt, amend, alter, change or repeal any one or more provisions of these by-laws of the corporation, or to adopt new by-laws, as the case may be, shall be included in the notice of such meeting of the Board of Directors or of the stockholders, as the case may be.